Exhibit 99.1

2710 Wycliff Road

Raleigh, North Carolina 27607-3033

Telephone (919) 783-4603

Facsimile (919) 783-4535

Email roselyn.bar@martinmarietta.com

Roselyn R. Bar

Senior Vice President, General Counsel

and Corporate Secretary

April 9, 2012

Vulcan Materials Company

1200 Urban Center Drive

Birmingham, Alabama 35242

Attention:	Robert A. Wason IV
Senior Vice President and General Counsel

Re:	Notice of Nomination

Dear Mr. Wason:

The right of shareholders to nominate directors, and the right of other shareholders to vote on the election of such nominees, are fundamental to corporate governance under New Jersey law. The efforts of Vulcan Materials Company (“Vulcan”) to subvert these rights, most recently manifested in your letter to me of April 4, 2012, contravene New Jersey law, violate the fiduciary duties of Vulcan’s management and Board, and are disrespectful of Vulcan’s shareholders. Indeed, Martin Marietta Materials, Inc.’s (“Martin Marietta”) lawsuit in New Jersey against Vulcan predicted that Vulcan would conjure up some issues concerning the nominees with the goal of disenfranchising its shareholders. Unfortunately, that appears to have been a sound prediction. Neither Martin Marietta nor, we believe, other Vulcan shareholders will sit idly by and let that happen.

Your letter continues to raise completely unsupportable suspicions about the independence of the proposed director nominees and alternate nominees (“Nominees”) of Martin Marietta and whether proper disclosure was made to Vulcan. The illegitimacy of this effort is demonstrable:

•

Your ostensible concern about independence and disclosure is belied by your complete lack of timeliness in asserting any concern. You have had in your possession the responses of the Nominees to Vulcan’s questionnaires since February 13, 2012, and the confidentiality agreements that were entered into between Martin Marietta’s counsel, Skadden, Arps, Slate, Meagher & Flom LLP, and each of the Nominees (the “Agreements”) since February 27, 2012. Yet you failed to raise any so-called issues about the Nominees for more than a month.

•	On the face of the Agreements the Nominees never agreed to be “Representatives” of Martin Marietta on Vulcan’s Board and the Agreements have no bearing whatsoever on their independence.

•	The Agreements in no way restrict the Nominees from exercising their fiduciary duties solely as directors of Vulcan if and when they are elected.

In sum, the Agreements present no issues regarding the Nominees and never have. Moreover, Martin Marietta’s process with respect to the Nominees has been, and continues to be, in full compliance with the applicable requirements of New Jersey law, the Securities and Exchange Commission and Vulcan. Vulcan’s shareholders deserve the opportunity to consider the Nominees on their merits as director candidates fully prepared and able to exercise completely independent judgment solely in the interests of Vulcan and its shareholders. To further that outcome, although certainly not necessary in light of the foregoing, Martin Marietta confirms that the Nominees have no continuing obligations to it under the Agreements. In addition, copies of the Agreements are enclosed per your request (a form of which is also being filed with the Securities and Exchange Commission). These actions should make clear to all that these Agreements are of no moment and Vulcan’s actions to suggest otherwise are a feeble attempt to create a smokescreen.

For the record, the delivery of this letter shall not be deemed to constitute an admission by Martin Marietta that any notice with respect to the Nominees was or is in any way defective, or a waiver by Martin Marietta of its right, in any way, to contest or challenge any of the foregoing matters. In addition, the delivery of this letter is not an admission that the procedures set forth in Vulcan’s Bylaws are legal, valid or binding, and Martin Marietta reserves all rights in connection with such matters and the other matters addressed in this letter.

Sincerely,

MARTIN MARIETTA MATERIALS, INC.

By:	/s/ Roselyn R. Bar
Name:	Roselyn R. Bar
Title:	Senior Vice President, General Counsel and Corporate Secretary

cc:	Jerry F. Perkins, Jr., Secretary and Assistant General Counsel, Vulcan Materials Company
Edward D. Herlihy, Wachtell, Lipton, Rosen & Katz
Igor Kirman, Wachtell, Lipton, Rosen & Katz

Laurence B. Orloff, Esq., Orloff, Lowenbach, Stifelman & Siegel, P.A.

Alan S. Naar, Esq., Greenbaum, Rowe, Smith & Davis LLP

Peter Allan Atkins, Esq., Skadden, Arps, Slate, Meagher & Flom LLP

Eric L. Cochran, Esq., Skadden, Arps, Slate, Meagher & Flom LLP

Ann Beth Stebbins, Esq., Skadden, Arps, Slate, Meagher & Flom LLP

Philip R. Lochner, Jr.

Edward W. Moneypenny

Karen R. Osar

V. James Sardo

J. Keith Matheney

A. Jay Meyerson

c/o McElroy, Deutsch, Mulvaney & Carpenter, LLP

1300 Mount Kemble Avenue

P.O. Box 2075

Morristown, NJ 07962-2075

Attn: Joseph LaSala